Exhibit 10.1

GSI TECHNOLOGY, INC.
AMENDED AND RESTATED EXECUTIVE RETENTION AND
SEVERANCE PLAN

1.            Establishment and Purpose of Plan

1.1            Establishment. The GSI Technology, Inc. Executive Retention and Severance Plan (the “Plan”) was originally established by the Compensation Committee of the Board of Directors of GSI Technology, Inc., effective September 30, 2014. The Plan is hereby amended and restated in its entirety effective as of August 22, 2024 (the “Effective Date”).

1.2            Purpose. The Company draws upon the knowledge, experience and advice of its executive officers and key employees in order to manage its business for the benefit of the Company’s stockholders. Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances in the Company’s industry, the topics of compensation and other employee benefits in the event of a Change in Control are issues in competitive recruitment and retention efforts. The Committee recognizes that the possibility or pending occurrence of a Change in Control could lead to uncertainty regarding the consequences of such an event and could adversely affect the Company’s ability to attract, retain and motivate present and future executive officers and key employees. The Committee has therefore determined that it is in the best interests of the Company and its stockholders to provide for the continued dedication of its executive officers and key employees notwithstanding the possibility or occurrence of a Change in Control by establishing this Plan to provide its Participants with specified compensation and benefits in the event of a termination of employment under circumstances specified herein.

2.            Definitions and Construction

2.1           Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below:

(a)           “Base Salary Rate” means the greater of:

(1)            the Participant’s monthly base salary rate in effect immediately prior to the Participant’s termination of employment (without giving effect to any reduction in the Participant’s base salary rate constituting Good Reason); or

(2)            the Participant’s monthly base salary rate in effect immediately prior to the applicable Change in Control.

For this purpose, base salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.

(b)            “Base Salary Severance Period” means:

(1)            with respect to a Participant who is the Chief Executive Officer, the greater of (i) eighteen (18) months or (ii) one month for each full or partial year of the Participant’s employment with the Company Group (as measured from the Participant’s most recently preceding date of hire) that was completed on or prior to September 30, 2024, to the extent applicable;

(2)            with respect to a Participant who is an Executive Officer, the greater of (i) twelve (12) months or (ii) one month for each full or partial year of the Participant’s employment with the Company Group (as measured from the Participant’s most recently preceding date of hire) that was completed on or prior to September 30, 2024, to the extent applicable; and

(3)            with respect to a Participant who is a Key Employee, a period of twelve (12) months or such shorter period determined by the Committee and specified by the Participant’s Participation Agreement.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Cause” means the occurrence of any of the following, as determined in good faith by a vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held in whole or in part for such purpose:

(1)            the Participant’s commission of any material act of fraud, embezzlement, dishonesty, intentional falsification of any employment or other Company Group records, or any criminal act which impairs Participant’s ability to perform his or her duties with the Company Group; or

(2)            the Participant’s intentional misconduct adversely affecting the business or affairs of the Company Group; or

(3)            the Participant’s breach of fiduciary duty owed to any member of the Company Group for personal profit or material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); or

(4)            the Participant’s unauthorized use or disclosure of confidential information or trade secrets of any member of the Company Group; or

(5)            the Participant’s conviction (including any plea of guilty or nolo contendere) of a felony causing material harm to the reputation and standing of any member of the Company Group.

(e)           “Change in Control” means the occurrence of any of the following:

(1)            any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of (i) the outstanding shares of common stock of the Company or (ii) the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;

(2)            the Company is party to a merger, consolidation or similar corporate transaction, or series of related transactions, which results in the holders of the voting securities of the Company outstanding immediately prior to such transaction(s) failing to retain immediately after such transaction(s) direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such transaction(s);

(3)            the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction, or series of related transactions, having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

(4)            a change in the composition of the Board within any consecutive twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors;

Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

(f)           “Change in Control Period” means a period:

(1)            beginning on the date occurring two (2) months prior to the consummation of a Change in Control, and

(2)            ending on the second anniversary of the consummation of such Change in Control.

(g)           “Chief Executive Officer” means the individual who serves as the Company’s Chief Executive Officer as appointed by the Board, including the individual who, immediately prior to the consummation of a Change in Control, serves as the Company’s Chief Executive Officer as appointed by the Board.

(h)           “COBRA” means the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable regulations promulgated thereunder.

(i)            “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(j)            “Committee” means the Compensation Committee of the Board.

(k)           “Company” means GSI Technology, Inc., a Delaware corporation, and, following a Change in Control, a Successor that agrees to assume all of the rights and obligations of the Company under this Plan or a Successor which otherwise becomes bound by operation of law under this Plan.

(l)            “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.

(m)          “Equity Award” means any Option, Restricted Stock, Restricted Stock Units, performance shares, performance units or other stock-based compensation award granted by the Company or any other Company Group member to a Participant, including any such award which is assumed by, or for which a replacement award is substituted by, the Successor or any other member of the Company Group in connection with a Change in Control.

(n)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)           “Executive Officer” means an individual, other than the Chief Executive Officer, appointed by the Board as an executive officer of the Company subject to Section 16 of the Exchange Act and serving in such capacity both upon becoming a Participant and immediately prior to the first to occur of (1) a condition constituting Good Reason with respect to such individual, (2) such individual’s termination of employment with the Company Group or (3) the consummation of a Change in Control.

(q)           “Good Reason” means:

(1)            The occurrence during a Change in Control Period of any of the following conditions without the Participant’s informed written consent, which condition(s) remain(s) in effect thirty (30) days after written notice to the Company from the Participant of such condition(s) and which notice must have been given within ninety (90) days following the initial occurrence of such condition(s):

(i)             a material, adverse change in the Participant’s position, duties, substantive functional responsibilities or reporting responsibilities, causing the Participant’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent, as measured against the Participant’s authority, duties or responsibilities immediately prior to the Change in Control; or

(ii)            a material, adverse change in the authority, duties, substantive functional responsibilities or reporting responsibilities of the officer to whom the Participant is required to report, causing such officer’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent, as measured against the authority, duties and responsibilities of the officer to whom the Participant was required to report immediately prior to the Change in Control, including, in the case of the Chief Executive Officer, a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the board of directors of the Company Group or the Successor; or

(iii)           a material decrease in the Participant’s Base Salary Rate or a material decrease in the Participant’s target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant); or

(iv)           any failure by the Company Group to (i) continue to provide the Participant with the opportunity to participate, on terms materially no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to such failure, or their equivalent, or (ii) provide the Participant with all other material fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by the Participant; or

(v)           the relocation of the Participant’s work place for the Company Group to a location that increases the regular commute distance between the Participant’s residence and work place by more than thirty-five (35) miles (one-way), or, following the consummation of a Change in Control, the imposition of business travel requirements substantially more demanding of the Participant than such travel requirements existing immediately prior to the Change in Control; or

(vi)           following the consummation of a Change in Control, any material breach of this Plan by the Company Group with respect to the Participant.

(2)            The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Permanent Disability. The Participant’s continued employment for a period not exceeding one hundred eighty (180) days following the initial occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition. For the purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership (excluding the Participant if the Participant is a member of the Board).

(r)            “Health Benefit Continuation Period” means the period beginning upon the Participant’s termination of employment and ending on the earliest to occur of (1) the date on which the Participant receives substantially similar coverage from another employer; (2) the date the Participant is no longer eligible to receive COBRA continuation coverage; and (3) the end of the Base Salary Severance Period applicable to the Participant.

(s)           “Incumbent Director” means a director who either (1) is a member of the Board as of the Effective Date, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) who was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(t)            “Involuntary Termination” means the occurrence of either of the following events during a Change in Control Period:

(1)            termination by the Company Group of the Participant’s employment for any reason other than Cause; or

(2)            the Participant’s termination of employment with the Company Group for Good Reason, provided that such termination occurs within one hundred eighty (180) days following the initial occurrence of the condition constituting Good Reason;

provided, however, that Involuntary Termination shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Permanent Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason.

(u)           “Key Employee” means an individual employed by the Company Group, other than the Chief Executive Officer or an Executive Officer, who is designated by the Committee as a Key Employee eligible to participate in the Plan.

(v)           “Option” means any option to purchase shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member prior to a Change in Control or termination of employment, including any such option which is assumed or continued by, or for which a replacement option is substituted by, the Successor or any other member of the Company Group in connection with the Change in Control.

(w)          “Participant” means the Chief Executive Officer, each Executive Officer, and each Key Employee designated by the Committee to participate in the Plan and who has executed a Participation Agreement.

(x)           “Participation Agreement” means an Agreement to Participate in the GSI Technology, Inc. Executive Retention and Severance Plan in the form attached hereto as Exhibit A or in such other form as the Committee may approve from time to time; provided, however, that, after a Participation Agreement has been entered into between a Participant and the Company, it may be modified only by a supplemental written agreement executed by both the Participant and the Company. The terms of such forms of Participation Agreement need not be identical with respect to each Participant.

(y)           “Permanent Disability” means a Participant’s incapacity due to bodily injury or disease which (1) prevents the Participant from engaging in the full-time performance of the Participant’s duties for a period of six (6) consecutive months and (2) will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Participant’s life.

(z)           “Prorated Annual Bonus” means the product of:

(1)            the greatest of:

(i)            the aggregate of all annual bonuses that would be earned by the Participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) under the terms of the programs, plans or agreements providing for such bonuses in which the Participant was participating for the fiscal year of the Participant’s termination of employment; or

(ii)            the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately preceding the fiscal year of the Change in Control; or

(iii)           the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately preceding the fiscal year of the Participant’s termination of employment (if later than the fiscal year immediately preceding the fiscal year of the Change in Control); and

(2)            a ratio, the numerator of which the number of calendar days of the Participant’s employment with the Company Group during the fiscal year of the Participant’s employment termination, and the denominator of which is the number of calendar days contained in such fiscal year.

(aa)         “Prorated Annual Bonus Benefit” means:

(1)            with respect to a Participant who is the Chief Executive Officer, an amount equal to 150% of the Participant’s Prorated Annual Bonus;

(2)            with respect to a Participant who is an Executive Officer, an amount equal to 100% of the Participant’s Prorated Annual Bonus; and

(3)            with respect to a Participant who is a Key Employee, an amount equal to 100% of the Participant’s Prorated Annual Bonus or such lesser percentage of the Participant’s Prorated Annual Bonus determined by the Committee and specified by the Participant’s Participation Agreement.

(bb)        “Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit B (“General Release of Claims [Age 40 and over]”) or Exhibit C (“General Release of Claims [Under age 40]”), whichever is applicable, with any modifications thereto determined by legal counsel to the Company to be necessary or advisable to comply with applicable law or to accomplish the intent of Section 8 (Exclusive Remedy) hereof.

(cc)        “Release Deadline Date” means the sixtieth (60th) day following the later of (1) the date of the Participant’s Involuntary Termination or (2) the date of the consummation of the Change in Control.

(dd)        “Restricted Stock” means any compensatory award of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member prior to a Change in Control or termination of employment or acquired upon the exercise of an Option granted prior to a Change in Control or termination of employment, including any shares issued in exchange for any such shares by a Successor or any other member of the Company Group in connection with a Change in Control.

(ee)         “Restricted Stock Units” means any compensatory award of rights to receive shares of the capital stock or cash in an amount measured by the value of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member prior to a Change in Control or termination of employment, including any such rights issued in exchange for any such rights by a Successor or any other member of the Company Group in connection with a Change in Control.

(ff)          “Section 409A” means Section 409A of the Code.

(gg)        “Section 409A Deferred Compensation” means compensation and benefits provided by the Plan that constitute deferred compensation subject to and not exempted from the requirements of Section 409A.

(hh)        “Separation from Service” means a separation from service within the meaning of Section 409A.

(ii)           “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

2.2            Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.            Eligibility and Participation

The Chief Executive Officer and each Executive Officer shall be eligible to participate in the Plan. The Committee shall designate those Key Employees who shall be eligible to become Participants in the Plan. Notwithstanding the foregoing, the individuals eligible to become Participants shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA. To become a Participant, an eligible individual must execute a Participation Agreement.

4.            Treatment of Equity Awards Upon a Change in Control

4.1            Options. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Option held by a Participant, in the event of a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), does not assume or continue the Company’s rights and obligations under the then-outstanding Options held by the Participant or substitute for such Options substantially equivalent options for the Acquiror’s stock, then the vesting and exercisability of each such Option shall be accelerated in full effective as of the date ten (10) days prior to but conditioned upon the consummation of the Change in Control.

4.2            Other Equity Awards. Except as set forth in this Section 4 and Section 5.2(f) below, the treatment of share-based compensation upon the consummation of a Change in Control shall be determined in accordance with the terms of the plans or agreements providing for such awards.

5.            Involuntary Termination in Connection with a Change in Control

In the event of a Participant’s Involuntary Termination during a Change in Control Period, the Participant shall be entitled to receive the compensation and benefits described in this Section 5.

5.1            Accrued Obligations. The Participant shall be entitled to receive:

(a)           all salary, commissions and accrued but unused vacation or paid time off earned through the date of the Participant’s termination of employment;

(b)           all bonuses earned and vested in accordance with the terms of the applicable bonus plan, agreement, policy or practice prior to the date of the Participant’s termination of employment but then remaining unpaid;

(c)            reimbursement within ten (10) business days of submission, such submission to be made within thirty (30) days following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and

(d)           the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, share-based compensation plan or agreement (other than any such plan or agreement pertaining to Options, Restricted Stock or Restricted Stock Units, or other stock-based compensation whose treatment is prescribed by Section 4 or Section 5.2(f)), health benefits plan or other Company Group benefit plan to which the Participant is entitled pursuant to the terms of such plans or agreements.

5.2            Severance Benefits. Provided that, on or before the Release Deadline Date, the Participant executes the Release applicable to such Participant Company and the period for revocation, if any, of such Release has lapsed without the Release having been revoked, the Participant shall be entitled to receive the following severance payments and benefits:

(a)            Base Salary Severance Benefit. Within ten (10) days following the Release Deadline Date, the Company shall pay to the Participant in a lump sum cash payment an amount equal to the Participant’s Base Salary Rate multiplied by the number of months contained in the Participant’s Base Salary Severance Period.

(b)            Earned but Unvested and Unpaid Bonus. Within ten (10) days following the Release Deadline Date, the Company shall pay to the Participant in a lump sum cash payment an amount equal to the bonuses earned by the Participant prior to the date of the Participant’s termination of employment in accordance with the terms of the applicable bonus plan, agreement, policy or practice but then remaining unvested and unpaid.

(c)            Annual Bonus Benefit. Within ten (10) days following the Release Deadline Date, the Company shall pay to the Participant in a lump sum cash payment an amount equal to the Participant’s Prorated Annual Bonus Benefit.

(d)            Health Benefits.

(1)            If the Participant timely elects to receive continued medical, dental and vision benefit coverage pursuant to COBRA (including, if applicable, continuation coverage for the Participant’s spouse and dependents), the Company shall pay the premiums for such coverage for the Participant’s Health Benefit Continuation Period. Within ten (10) days following the Release Deadline Date, the Company shall reimburse the Participant in a lump sum cash payment an amount equal to any premiums paid by the Participant for such continuation coverage prior to such date. After the Company ceases to pay premiums pursuant to this Section, the Participant may, if eligible, elect to continue healthcare coverage at Participant’s expense in accordance the provisions of COBRA.

(2)            Notwithstanding the foregoing, if the Company determines, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay to the Participant on the first day of each month of the Participant’s Health Benefit Continuation Period, a fully taxable cash payment equal to the COBRA premiums for that month (grossed-up on the basis of the highest marginal federal, state and local income and employment tax rates applicable to the Participant), subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the Health Benefit Continuation Period. The Participant may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

(e)           Life Insurance Benefits. Subject to Section 6.2(b), for the Participant’s Base Salary Severance Period, the Company shall arrange to provide the Participant with life insurance benefits substantially similar to those provided to the Participant immediately prior to the date of the Participant’s termination of employment (or if greater, immediately prior to the Change in Control) or shall reimburse the Participant for the cost of obtaining such benefits to the extent described below. Such life insurance benefits shall be provided to the Participant at the same premium cost to the Participant and at the same coverage level as in effect immediately prior to the date of the Participant’s termination of employment (or if greater, immediately prior to the Change in Control). If the Company is not reasonably able to continue life insurance benefits coverage under the Company’s benefit plans, the Company shall provide substantially equivalent coverage from other sources or will reimburse (without a tax gross-up) the Participant for premiums (in excess of the Participant’s premium cost described above) incurred by the Participant to obtain his or her own such coverage.

(f)            Acceleration of Vesting of Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Equity Award granted to a Participant, but subject to Section 6.2(e), (i) the vesting, exercisability and settlement of each of the Participant’s outstanding Equity Awards which were not otherwise accelerated pursuant to Section 4 shall be accelerated in full so that each Equity Award held by the Participant shall be immediately exercisable and 100% vested (in the case of time-based vesting Restricted Stock Units shall be settled in full and in the case of performance shares, performance stock units and similar stock-based compensation awards with multiple potential vesting levels depending on the applicable level of performance shall be settled at the greater of: (i) the target level of performance, or (ii) the applicable level of performance attained through the date of termination of employment) as of the later of the date of the Participant’s termination of employment or immediately prior to the Change in Control, and (ii) each of the Participant’s outstanding Options shall not cease to be exercisable until the earlier of the date six (6) months after the date of the Participant’s termination of employment or the expiration of the Option’s original term (including expiration of the Option upon a Change in Control if the Acquiror does not assume, continue or substitute for the Option as described in Section 4.1).

5.3            Indemnification; Insurance.

(a)           In addition to any rights a Participant may have under any indemnification agreement previously entered into between the Company and such Participant (a “Prior Indemnity Agreement”), from and after the date of the Participant’s Involuntary Termination the Company shall indemnify and hold harmless the Participant against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that the Participant is or was a director, officer, employee or agent of the Company Group, or is or was serving at the request of the Company Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the date of the Participant’s termination of employment, to the fullest extent permitted under applicable law, and the Company shall also advance fees and expenses (including attorneys’ fees) as incurred by the Participant to the fullest extent permitted under applicable law.

(b)           For a period of six (6) years from and after the date of the Participant’s Involuntary Termination, the Company shall use its best efforts to maintain a policy of directors’ and officers’ liability insurance for the benefit of such Participant which provides him or her with coverage no less favorable than that provided for the Company’s continuing officers and directors.

6.            Certain Federal Tax Considerations

6.1            Federal Excise Tax Under Section 4999 of the Code.

(a)            Excess Parachute Payments. Notwithstanding any provision of this Plan to the contrary, if any payment or benefit a Participant would receive pursuant to this Plan or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this Section 6.1(a), would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Participant’s receipt, on an after-tax basis, of the greatest amount of the Payments. Any reduction in the Payments required by this Section will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to the Participant. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards. If two or more equity awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

(b)            Determination by Tax Firm. The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and the Participant shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and the Participant as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and the Participant.

6.2            Compliance with Section 409A. The Company intends that this Plan (and all payments and other benefits provided under this Plan) shall be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments, the Company intends that this Plan (and such payments and benefits) shall comply with the requirements of Section 409A. Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Plan to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by the Plan that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the following:

(a)            Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to the Plan upon a Participant’s Involuntary Termination shall be paid or provided only at the time of a termination of the Participant’s employment which constitutes a Separation from Service.

(b)            Six-Month Delay Applicable to Specified Employees. Payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to the Plan upon the Separation from Service of a Participant who is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology described in applicable Treasury Regulations) shall be paid or provided only upon the later of (1) the date that is six (6) months and one (1) day after the date of such Separation from Service or, if earlier, the date of death of the Participant (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with the Plan. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c)            Separate Payments. Each payment made under this Plan shall be treated as a separate payment, and the right of a Participant to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

(d)            Expense Reimbursements and In-Kind Benefits. With regard to any provision in this Plan for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Plan that does not constitute Section 409A Deferred Compensation, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Participant’s taxable year following the taxable year in which the expense occurred.

(e)            Equity Awards. The vesting of any Equity Award which constitutes Section 409A Deferred Compensation and is held by a Participant who is a Specified Employee shall be accelerated in accordance with Section 5.2(f) to the extent applicable; provided, however, that the payment in settlement of any such Equity Award shall occur on the Delayed Payment Date. Equity Awards which vest and become payable upon a Change in Control in accordance with Section 4 shall not be subject to this Section.

7.            Conflict in Benefits; Noncumulation of Benefits

7.1            Effect of Plan. The terms of this Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Plan and, subject to Section 7.2, shall be the exclusive agreement for the determination of any payments and benefits due to the Participant upon the events described in Sections 4 and 5.

7.2            Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s Participation Agreement and which expressly disclaims this Section 7.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in Sections 4 and 5 pursuant to (a) the Plan, (b) any agreement between the Participant and the Company or (c) any other plan, practice or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by this Plan upon such events (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement, as described in Section 5.3), and the aggregate amounts payable under this Plan shall be reduced to the extent of any excess (but not below zero).

8.            Exclusive Remedy

The payments and benefits provided by Section 4 and Section 5 (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement, as described in Section 5.3), if applicable, shall constitute the Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant’s Involuntary Termination. The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of the Participant’s Involuntary Termination with respect to which the payments and benefits described in Section 4, if applicable, and Section 5 (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement) have been provided to the Participant, except as expressly set forth in this Plan or, subject to the provisions of Section 7.2, in a duly executed employment agreement between Company and the Participant.

9.            Proprietary and Confidential Information

The Participant agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between the Participant and the Company or any other member of the Company Group.

10.          Nonsolicitation

If the Company performs its obligations to deliver the payments and benefits required by Section 4 and Section 5, then for a period equal to the Base Salary Benefit Period applicable to a Participant following the Participant’s Involuntary Termination, the Participant shall not, directly or indirectly, recruit, solicit or invite the solicitation of any employees of the Company or any other member of the Company Group to terminate their employment relationship with the Company Group.

11.          No Contract of Employment

Neither the establishment of the Plan, nor any amendment thereto, nor the payment or provision of any benefits thereunder shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in a written employment agreement between the Company and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 15. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.

12.          Claims for Benefits

12.1         ERISA Plan. This Plan is intended to be (a) an employee welfare benefit plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.

12.2         Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s Chief Financial Officer (the “Claims Administrator”). Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

12.3         Appeal of Denial of Claim.

(a)           If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(1)            The specific reason or reasons for the denial;

(2)            References to the specific Plan provisions on which the denial is based;

(3)            A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4)            An explanation of the Plan’s claims review procedures and time limits applicable to such procedures, including a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(b)           If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(c)           If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee as constituted immediately prior to the applicable Change in Control (the “Appeals Administrator”), regardless of whether all or any of the members of the Appeals Administrator continue to be affiliated with the Company following the Change in Control, within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the claimant or his or her duly authorized representative:

(1)            may request in writing that the Appeals Administrator review the denial;

(2)            may review pertinent documents; and

(3)            may submit issues and comments in writing.

(d)           The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:

(1)            The specific reason or reasons for the denial;

(2)            References to the specific Plan provisions on which the denial is based;

(3)            A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(4)            A statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

12.4         Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)           No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)           In any such legal action, all explicit and implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

13.          Dispute Resolution

In the event of any dispute or claim relating to or arising out of this Plan that is not resolved in accordance with procedure described in Section 12, the Company and the Participant, each by executing a Participation Agreement, agree that all such disputes or claims shall be resolved by means of binding arbitration in Santa Clara County, California before a sole arbitrator, in accordance with the laws of the State of California for agreements made in that State or as otherwise required by ERISA. Any arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Plan.

14.          Successors and Assigns

14.1         Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

14.2         Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 14.1 within twenty (20) days after written request for such confirmation from a Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Involuntary Termination.

14.3         Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participants’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If a Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

15.          Notices

15.1         General. For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a)           if to the Company:

GSI Technology, Inc.

1213 Elko Drive

Sunnyvale, CA 94089

Attention: Chief Executive Officer

(b)           if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

15.2         Notice of Termination. Any termination by the Company of the Participant’s employment or any resignation from employment by the Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 15.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

16.          Termination and Amendment of Plan

Unless extended by the Board or the Committee, the Plan and all Participation Agreements shall expire on September 30, 2027 (“Expiration Date”), such that a Participant will not be eligible to receive any benefits under the Plan unless the Participant’s employment terminates on or prior to the Expiration Date pursuant to an Involuntary Termination during a Change in Control Period. Except as provided by the preceding sentence, the Plan and/or any Participation Agreement executed by a Participant may not be terminated with respect to such Participant without the written consent of the Participant and the approval of the Board or the Committee. The Plan and/or any Participation Agreement executed by a Participant may be modified, amended or superseded with respect to such Participant only by a supplemental written agreement between the Participant and the Company approved by the Board or the Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Participation Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Participation Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

17.            Miscellaneous Provisions

17.1            Administration. The Plan shall be administered by the Committee. The Committee shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan, to construe and interpret the Plan, and to decide all questions of fact, interpretation, definition, computation or administration arising in connection with the Plan, including, but not limited to, eligibility to participate in the Plan and the amount of benefits paid under the Plan. The rules, interpretations and other actions of the Committee shall be binding and conclusive on all persons. All expenses incurred in connection with the administration of the Plan, including the claims procedures described in Section 12, shall be paid by the Company.

17.2            Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.

17.3            No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Section 5.2(d)) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.

17.4            Clawback. Without the consent of any Participant, the obligations of the Company to make a payment pursuant to this Plan shall be subject to (a) the terms and conditions of a policy on the recoupment of incentive compensation as shall be adopted by the Company to implement the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or other mandate under law applicable to such payment, or (b) a determination by the Committee that an action with regard to such payment is appropriate after obtaining in connection with a Change in Control a stockholder advisory vote required by Section 951 of the Dodd-Frank Act, or any successor provision, on golden parachute compensation arrangements, provided that such payment is a subject of that advisory vote.

17.5            No Representations. By executing a Participation Agreement, the Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.

17.6            Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

17.7            Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions.

17.8            Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

17.9            Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

17.10          Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

17.11          Consultation with Legal and Financial Advisors. By executing a Participation Agreement, the Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors before executing the Participation Agreement.

17.12          Further Assurances. From time to time, at the Company’s request and without further consideration, the Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan, the Participant’s Participation Agreement and the Release, and to provide adequate assurance of the Participant’s due performance thereunder.

18.          Agreement

By executing a Participation Agreement, the Participant acknowledges that the Participant has received a copy of this Plan and has read, understands and is familiar with the terms and provisions of this Plan. This Plan shall constitute an agreement between the Company and the Participant executing a Participation Agreement.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Plan as duly adopted by the Committee on August 22, 2024.

/s/ Robert Yau
Robert Yau, Secretary

EXHIBIT A

FORM OF

AGREEMENT TO PARTICIPATE IN THE

GSI TECHNOLOGY, INC.

EXECUTIVE RETENTION AND SEVERANCE PLAN

AGREEMENT TO PARTICIPATE IN THE
GSI TECHNOLOGY, INC.
EXECUTIVE RETENTION AND SEVERANCE PLAN

In consideration of the benefits provided by the GSI Technology, Inc. Executive Retention and Severance Plan (the “Plan”), the undersigned employee of GSI Technology, Inc. (the “Company”) and the Company agree that, as of the date written below, the undersigned shall become a Participant in the Plan and shall be fully bound by and subject to all of its provisions. All references to a “Participant” in the Plan shall be deemed to refer to the undersigned.

[Key Employee – Alternative Base Salary Severance Period and/or Prorated Annual Bonus Benefit (if applicable)]

The undersigned employee acknowledges that the Plan confers significant legal rights and may also constitute a waiver of rights under other agreements with the Company; that the Company has encouraged the undersigned to consult with the undersigned’s personal legal and financial advisors; and that the undersigned has had adequate time to consult with the undersigned’s advisors before executing this agreement.

The undersigned employee acknowledges that he or she has received a copy of the Plan and has read, understands and is familiar with the terms and provisions of the Plan. The undersigned employee further acknowledges that (1) by accepting the arbitration provision set forth in Section 13 of the Plan, the undersigned is waiving any right to a jury trial in the event of any dispute covered by such provision and (2) except as otherwise established in a written employment agreement between the Company and the undersigned, the employment relationship between the undersigned and the Company is an “at-will” relationship.

Executed on _________________________.

PARTICIPANT	GSI TECHNOLOGY, INC.

By:
Signature

Title:
Name Printed

Address

EXHIBIT B

FORM OF

GENERAL RELEASE OF CLAIMS

[Age 40 and over]

GENERAL RELEASE OF CLAIMS
[Age 40 and over]

This Agreement is by and between [Employee Name] (“Employee”) and [GSI Technology, Inc. or successor that agrees to assume the Executive Retention and Severance Plan following a Change in Control] (the “Company”). This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to [Company Contact Name] at the Company) prior to that date.

RECITALS

A.            Employee was employed by the Company as of ___________, ____.

B.            Employee and the Company entered into an Agreement to Participate in the GSI Technology, Inc. Executive Retention and Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of __________, ____ wherein Employee is entitled to receive certain benefits in the event of an Involuntary Termination (as defined by the Plan), provided Employee signs and does not revoke a Release (as defined by the Plan).

C.            A Change in Control (as defined by the Plan) has occurred as a result of [briefly describe change in control]

D.            Employee’s employment has been terminated as a result of an Involuntary Termination during the Change in Control Period (as defined by the Plan). Employee’s last day of work and termination are effective as of _______________, ____. Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1.             Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2.             Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Effective Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee to receive the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan and pursuant to Section 5.3 of the Plan or pursuant to a Prior Indemnity Agreement (as such term is defined by the Plan).

3.            Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4.            Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement (as such term is defined by the Plan) to which Employee is a party, and (iv) any stock option, stock grant or stock purchase agreements between the Company and Employee.

5.            This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6.            The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to the provisions of Section 12 and Section 13 of the Plan.

7.            The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8.            This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO [21] [45] DAYS TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:
[Employee Name]

[Company]

Dated:	By:

EXHIBIT C

FORM OF

GENERAL RELEASE OF CLAIMS

[Under age 40]

GENERAL RELEASE OF CLAIMS
[Under age 40]

This Agreement is by and between [Employee Name] (“Employee”) and [GSI Technology, Inc. or successor that agrees to assume the Executive Retention and Severance Plan following a Change in Control] (the “Company”). This Agreement is effective on the day it is signed by Employee (the “Effective Date”).

RECITALS

A.           Employee was employed by the Company as of ____________, ____.

B.            Employee and the Company entered into an Agreement to Participate in the GSI Technology, Inc. Executive Retention and Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of ___________, ____ wherein Employee is entitled to receive certain benefits in the event of an Involuntary Termination (as defined by the Plan), provided Employee signs a Release (as defined by the Plan).

C.            A Change in Control (as defined by the Plan) has occurred as a result of [briefly describe change in control].

D.            Employee’s employment has been terminated as a result of an Involuntary Termination during the Change in Control Period (as defined by the Plan). Employee’s last day of work and termination are effective as of ______________, ____ (the “Termination Date”). Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1.            Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2.            Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee to receive the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan and pursuant to Section 5.3 of the Plan or pursuant to a Prior Indemnity Agreement (as such term is defined by the Plan).

3.            Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4.            Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and his obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement (as such term is defined by the Plan) to which Employee is a party, and (iv) any stock option, stock grant or stock purchase agreements between the Company and Employee.

5.            This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6.            The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to Section 12 and Section 13 of the Plan.

7.            The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8.            This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:
[Employee Name]

[Company]

Dated:	By: